Exhibit 20.1

                                               CONTACT:   Mary K. Talbot
                                                          (401) 245-8819


                  SLADE'S FERRY POSTS 12.8 PERCENT INCREASE
                        IN OPERATING EARNINGS IN 2003

      SOMERSET, Mass. (January 29, 2004) -- Slade's Ferry Bancorp, (NASDAQ small cap: SFBC) parent company of Slade's Ferry Trust Company, announced that its 2003 operating income increased 12.8 percent over the previous year, reaching $3.35 million.

      The Company's operating income excludes a $658,000 settlement with the State of Massachusetts regarding the taxation of Real Estate Investment Trust (REIT). Net income (including the extraordinary REIT charge) was $2.69 million, compared to $2.97 million in 2002, a decrease of 9.4 percent.

      Diluted earnings per share, before the extraordinary item, reached $0.83, compared to $0.75 in 2002. Diluted EPS after the extraordinary item was $0.67.

      The Company also announced a 22.3 percent increase in fourth quarter earnings. Net income for the three months ending December 31, 2003 was $1.1 million, compared to $876,000 for the same time period in 2002. Diluted EPS for the quarter was $0.26, up from $0.22 in 2002.

       "2003 was a very exciting and important year for Slade's Ferry Bancorp," President & CEO Mary Lynn Lenz said. "We worked hard to strengthen our balance sheet and we made great strides in the marketing of our products and services. As a result, we are in an excellent position to continue to grow our earnings and our market presence."

      Total assets grew $41.1 million in 2003. Assets topped $439.4 million at the end of the year, a 10.3 percent increase since year-end 2002. Total net loans also climbed significantly during the year, reaching $331.5 at year-end, a 27.6 percent increase. The loan growth was fueled by strong increases in residential and home equity products, which the bank aggressively marketed during the year.

      One-to-four family residential loans increased by $37.4 million, or 74 percent, reaching $87.9 million as of year-end. Outstanding home equity loans more than doubled during the year, climbing to $18.3 million as of December 31, 2003. Commercial loans increased by $17.4 million, or 10.4 percent, topping $184.5 million at the end of the year.

      Asset quality continued to strengthen. Total nonperforming assets at the end of 2003 were $407,000, compared to $643,000 at year-end 2002. Nonperforming loans represented 0.12 percent of total loans at the end of 2003 compared to 0.24 percent of total loans at the end of the previous year.

      Total stockholders' equity at December 31, 2003 was $42.7 million versus $41.2 million at December 31, 2002, an increase of 3.8 percent, or $1.5 million. Both the company and the bank maintain capital levels sufficient to be considered "well-capitalized" under applicable regulatory capital guidelines and requirements.

      The Board of Directors also declared a dividend of $0.09 per share that was paid out on January 16, 2004 to stockholders of record as of December 19, 2003.

      Slade's Ferry Bancorp was founded to serve community-banking needs with both personal and commercial products and services. With more than $439 million in assets and 10 retail branches in Southeastern Massachusetts, Slade's Ferry is a trusted community partner. Traded on the NASDAQ Small Cap Market as SFBC, Slade's Ferry Bancorp can also be found on the web at www.sladesferry.com and in six Massachusetts communities - Fairhaven, Fall River, New Bedford, Seekonk, Somerset and Swansea.

                                    # # #


This new release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the strength of the company's capital and asset quality. Other such statements may be identified by words such as "believes," "will," "expects," "project," "may," "developments," "strategic," "launching," "opportunities," "anticipates," "estimates," "intends," "plans," "targets" and similar expressions. These statements are based upon the current beliefs and expectations of Slade's Ferry Bancorp's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectation expressed in our forward-looking statements: (1) enactment of adverse government regulations (2) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (3) the strength of the United States economy in general and specifically the strength of the New England economics may be different than expected, resulting in, among other things, a deterioration in overall credit quality and borrowers' ability to service and repay loans, or a reduced demand for credit, including the resultant effect on the Bank's loan portfolio, levels of charge-offs and non-performing loans and allowance for loan losses; (4) changes in the interest rate environment may reduce interest margins and adversely impact net interest income and (5) changes in assumptions used in making such forward-looking statements. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Slade's Ferry Bancorp's actual results could differ materially from those discussed. All subsequent written and oral forward-looking statements attributable to Slade's Ferry Bancorp or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth above. Slade's Ferry Bancorp does not intend or undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the forward-looking statements are made.

                            SLADE'S FERRY BANCORP
                         CONSOLIDATED BALANCE SHEETS
                                 (UNAUDITED)
                                    AS OF

                                             DECEMBER 31,      DECEMBER 31,
ASSETS:                                          2003              2002
---------------------------------------------------------------------------
Cash and deposits with other banks           $ 18,642,370      $ 14,993,969
Money market mutual funds                          63,539           222,567
Federal funds sold                              4,000,000        19,500,000
---------------------------------------------------------------------------
      Cash and Cash Equivalents                22,705,909        34,716,536
Interest bearing time deposits with
 other banks                                      200,000           200,000
Securities held to maturity                    11,300,402        13,696,254
Securities available for sale                  47,162,852        65,907,926
Federal Home Loan Bank stock                    3,023,800         1,013,400
Loans (net) - Note A                          331,496,525       259,816,056
Premises & equipment                            5,894,736         6,067,879
Accrued interest receivable                     1,497,104         1,492,591
Goodwill                                        2,173,368         2,173,368
Cash surrender value of life insurance         10,980,879         9,750,661
Other assets                                    3,012,966         3,540,312
---------------------------------------------------------------------------
TOTAL ASSETS                                 $439,448,541      $398,374,983
===========================================================================
LIABILITIES & STOCKHOLDERS' EQUITY:
Deposits                                     $333,144,817      $335,632,532
Advances from Federal Home Loan Bank           60,474,864        19,185,338
Other liabilities                               3,086,719         2,336,109
---------------------------------------------------------------------------
      Total Liabilities                       396,706,400       357,153,979
Preferred stockholders' equity in
 subsidiary                                             0            54,000
---------------------------------------------------------------------------
Stockholders' equity:
Common stock                                       39,959            39,378
Paid in capital                                28,609,206        27,693,199
Retained earnings                              14,698,595        13,445,335
Accum. other comprehensive loss                  (605,619)          (10,908)
---------------------------------------------------------------------------
      Total Stockholders' Equity               42,742,141        41,167,004
---------------------------------------------------------------------------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY     $439,448,541      $398,374,983
===========================================================================
Note:  A-Loans is net of:
       Reserve for Loan Losses               $  4,154,394      $  4,854,388
       Unearned Income                       $    443,393      $    341,234

                            SLADE'S FERRY BANCORP
                CONSOLIDATED STATEMENTS OF INCOME AND EXPENSE
                                 (UNAUDITED)
                        3 MONTHS ENDING DECEMBER 31,

                                                     2003             2002
-----------------------------------------------------------------------------
INTEREST AND DIVIDEND INCOME:
Interest and fees on loans                       $ 4,673,997      $ 4,187,990
Interest and dividends on investments                602,784          942,941
Other interest                                        17,671           96,467
-----------------------------------------------------------------------------
      Total interest and dividend income           5,294,452        5,227,398
-----------------------------------------------------------------------------
INTEREST EXPENSE:
Interest on deposits                                 966,363        1,395,966
Interest on other borrowed funds                     507,975          331,884
-----------------------------------------------------------------------------
       Total interest expense                      1,474,338        1,727,850
-----------------------------------------------------------------------------
  Net interest and dividend income                 3,820,114        3,499,548
Provision (benefit) for loan losses                  (62,969)        (685,000)
-----------------------------------------------------------------------------
  Net interest and dividend income after
   provision (benefit) for loan losses             3,883,083        4,184,548
-----------------------------------------------------------------------------
OTHER INCOME:
Service charges on deposit accounts                  279,058          243,353
Security gains, net                                        0           43,292
Other income                                         343,268          280,559
-----------------------------------------------------------------------------
      Total other income                             622,326          567,204
-----------------------------------------------------------------------------
OTHER EXPENSE:
Salaries and employee benefits                     2,035,076        2,001,306
Occupancy expense                                    175,707          207,748
Equipment expense                                    142,989          108,740
Writedown on securities                                    0          155,710
Other expenses                                       692,640          836,196
-----------------------------------------------------------------------------
      Total other expense                          3,046,412        3,309,700
-----------------------------------------------------------------------------
Income before income taxes and extraordinary
 item                                              1,458,997        1,442,052
Income taxes                                         387,972          566,173
-----------------------------------------------------------------------------
      Net Income before extraordinary item         1,071,025          875,879
Extraordinary item, net of income taxes                    0                0
-----------------------------------------------------------------------------
      NET INCOME                                 $ 1,071,025      $   875,879
=============================================================================
Basic earnings per share:
  Income before extraordinary item               $      0.27      $      0.22
  Extraordinary item, net of income tax                 0.00             0.00
                                                 ----------------------------
  Net income                                     $      0.27      $      0.22
                                                 ============================
Diluted earnings per share:
  Income before extraordinary item               $      0.26      $      0.22
  Extraordinary item, net of income tax                 0.00             0.00
                                                 ----------------------------
  Net income                                     $      0.26      $      0.22
                                                 ============================

                            SLADE'S FERRY BANCORP
                CONSOLIDATED STATEMENTS OF INCOME AND EXPENSE
                                 (UNAUDITED)
                        12 MONTHS ENDING DECEMBER 31,

                                                     2003             2002
-----------------------------------------------------------------------------
INTEREST AND DIVIDEND INCOME:
Interest and fees on loans                       $17,602,784      $17,276,773
Interest and dividends on investments              2,860,922        4,404,641
Other interest                                       152,924          355,060
-----------------------------------------------------------------------------
      Total interest and dividend income          20,616,630       22,036,474
-----------------------------------------------------------------------------
INTEREST EXPENSE:
Interest on deposits                               4,505,217        6,703,002
Interest on other borrowed funds                   1,567,953        1,224,752
-----------------------------------------------------------------------------
      Total interest expense                       6,073,170        7,927,754
-----------------------------------------------------------------------------
  Net interest and dividend income                14,543,460       14,108,720
Provision (benefit) for loan losses                 (602,326)        (310,000)
-----------------------------------------------------------------------------
  Net interest and dividend income after
   provision (benefit) for loan losses            15,145,786       14,418,720
-----------------------------------------------------------------------------
OTHER INCOME:
Service charges on deposit accounts                1,119,112          885,037
Security gains, net                                    1,944          625,832
Other income                                       1,092,489        1,021,948
-----------------------------------------------------------------------------
      Total other income                           2,213,545        2,532,817
-----------------------------------------------------------------------------
OTHER EXPENSE:
Salaries and employee benefits                     7,778,787        7,368,364
Occupancy expense                                    886,287          845,366
Equipment expense                                    541,960          478,047
Writedown on securities                                    0        1,240,868
Other expenses                                     3,325,718        2,919,157
-----------------------------------------------------------------------------
      Total other expense                         12,532,752       12,851,802
-----------------------------------------------------------------------------
Income before income taxes and extraordinary
 item                                              4,826,579        4,099,735
Income taxes                                       1,480,525        1,134,183
-----------------------------------------------------------------------------
      Net Income before extraordinary item         3,346,054        2,965,552
Extraordinary item, net of income taxes (1)         (658,168)               0
      NET INCOME                                 $ 2,687,886      $ 2,965,552
Basic earnings (loss) per share:
  Income before extraordinary item               $      0.84      $      0.76
  Extraordinary item, net of income tax                (0.17)            0.00
                                                 ----------------------------
  Net income                                     $      0.67      $      0.76
                                                 ============================
Diluted earnings (loss) per share:
  Income before extraordinary item               $      0.83      $      0.75
  Extraordinary item, net of income tax                (0.16)            0.00
                                                 ----------------------------
  Net income                                     $      0.67      $      0.75
                                                 ============================

(1) Reflects the final settlement from the MA Department of Revenue for the interest and state excise tax assessed on the REIT, net of any applicable tax benefits.